FRAMEWORK FOR 2005 PROPOSED BONUS PLAN

Bonuses would be 30% of salary or per employment agreement:

Eligible participants:
Executive management
         Michael Grossman
         Maury Taylor
         Dick Thon
         Rich Carlson

The plan is driven by the following milestones:

Corporate goals

      o     ProUroVision joint development agreement finalized          20%

      o     Complete Clinicals                                          30%

      o     FDA submission for the ProUroScan                           50%


Michael Grossman and Maury Taylor's bonuses will be based 100% on corportate goals being obtained.

Dick Thon and Rick Carlson's bonuses will be based on 30% corporate goals and 70% individual goals.


                                     Chair of the Compensation Committee
                                     /s/Alexander Nazarenko

                                     /s/David Koenig